Exhibit 99.1

CONTACT: Peter Murphy FOR IMMEDIATE RELEASE
(860) 728-7977 www.utc.com

Steve Page Elected UTC’s Chief Financial Officer;
Dave FitzPatrick Resigns from UTC to Become CFO, Tyco International

HARTFORD, Conn., Sept. 10, 2002 -- United Technologies Corp. (NYSE:UTX) today announced the election of Steve Page as UTC’s Chief Financial Officer, replacing Dave FitzPatrick, 48, who has resigned to become Chief Financial Officer of Tyco International. Page’s election is effective immediately.

George David, UTC’s Chairman and Chief Executive Officer, said, "We regret Dave’s resignation but understand his wish to participate in one of the largest turnarounds ever. Dave has made lots of contributions during his tenure with UTC, and we appreciate and thank him for these. We wish him the best."

Page, 62, returns to a position he held with great impact as UTC’s Chief Financial Officer during the years 1993 -1997. Subsequently he was President of Otis Elevator until earlier this year when he was elected Vice Chairman and a member of UTC’s board. David said, "I welcome a close colleague back into one of the most important positions in UTC."

Page will remain UTC’s Vice Chairman and a board member.

"Steve and I would like to see succession internally when he retires from UTC. We have previously anticipated this in 2004, and we feel there will be ample opportunities and candidates with long service and experience within UTC to enable this," David said.

United Technologies Corporation provides products and services to the building systems and aerospace industries worldwide.

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